Exhibit 10.6
AGREEMENT FOR PURCHASE AND SALE
OF REAL PROPERTY AND ESCROW INSTRUCTIONS
(CASH SALE)
     THIS AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY AND ESCROW INSTRUCTIONS (“Agreement”) between the undersigned selling entities (collectively, “Seller”), and Robert Ko (“Buyer”), is made and entered into as of the Effective Date (as defined below).
Recitals
     A. Seller owns certain real property and improvements located in Orange County, California, and more specifically described in Exhibit A attached hereto, commonly known as 901 Civic Center Drive, in Santa Ana, California, and certain other assets, as hereinafter described.
     B. Subject to the terms and conditions set forth below, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Property (as hereinafter defined).
     C. For purposes of this Agreement, the “Effective Date” shall be defined as the later of: (i) the date this Agreement is executed and delivered by Seller; and (ii) the date this Agreement is executed and delivered by Buyer.
Agreement
     NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:
1. Purchase and Sale. The above “Recitals” are hereby incorporated into this Agreement as if fully set forth herein. Seller hereby agrees to sell to Buyer, and Buyer hereby agrees to purchase from Seller, the Property on the terms and conditions set forth herein. The purchase and sale includes all of Seller’s right and title, estate interest in and to all of the following (hereinafter sometimes collectively referred to as the “Property”):
     1.1. The real property described on Exhibit A attached hereto, together with all structures, buildings, improvements and fixtures affixed or attached thereto and all easements and rights appurtenant thereto, including, without limitation: (i) all easements, privileges, tenements, hereditaments, appurtenances and rights belonging or in any way appurtenant to such real property; (ii) any strip or gore or any land lying in the bed of any street, road, alley or right-of-way, open or closed, adjacent to or abutting such real property; and (iii) any and all air rights, subsurface rights, development rights and water rights permitting to such real property (all of the foregoing being collectively referred to herein as the “Real Property”);
     1.2. All leases, including associated amendments, with all persons (“Tenants”) leasing the Real Property or any portion thereof as of the Effective Date or entered into in accordance with this Agreement prior to Closing (as hereinafter defined) (collectively, the

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“Leases”), together with all security deposits held in connection with the Leases and all of Seller’s right, title and interest in and to all guarantees, letters of credit and other similar credit enhancements providing additional security for such Leases;
     1.3. Seller’s interest, if any, in (i) any and all tangible personal property owned by Seller located on or used exclusively in connection with the Real Property, including, without limitation, sculptures, paintings and other artwork, equipment, furniture, tools and supplies (collectively, the “Tangible Personal Property”); and (ii) any and all plans and specifications, architectural and engineering drawings and the common name of the Real Property (collectively, the “Intangible Personal Property,” and collectively with the Tangible Personal Property, the “Personal Property”);
     1.4. All service contracts relating to the operation of the Property as of the Effective Date or entered into in accordance with this Agreement prior to Closing (collectively, the “Contracts”); provided, however, that Seller shall, at Closing, provide notices of termination with regard to certain Contracts, as provided hereafter; and
     1.5. To the extent transferable, any and all building permits, certificates of occupancy and other certificates, permits, consents, authorizations, variances or waivers, dedications, subdivision maps, licenses and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality relating to the Real Property (collectively, the “Permits”).
2. Purchase Price. Subject to the charges, prorations and other adjustments set forth in this Agreement, the total Purchase Price for the Property shall be Eleven Million Two Hundred Fifty Thousand and No/100 Dollars ($11,250,000) (“Purchase Price”), payable as follows:
     2.1. Deposit. Within two (2) business days after the Effective Date, Buyer shall deposit into Escrow (as hereinafter defined) the amount of Two Hundred Fifty Thousand and No/100 Dollars ($250,000) (together with any interest thereon, the “Initial Deposit”), in the form of a wire transfer payable to First American Title Company at its offices located at 2490 Paseo Verde Parkway, Suite 100, Henderson, Nevada 89074 (attention: Michele Seibold, phone: 702.677.3504, fax: 866.289.5654, email: mseibold@firstam.com) (“Escrow Holder”). The Initial Deposit shall be immediately nonrefundable to Buyer, except as otherwise expressly provided herein. Contemporaneously with giving the Financing Contingency Removal Notice (as hereinafter defined), Buyer shall deposit into Escrow the amount of Two Hundred Fifty Thousand and No/100 Dollars ($250,000) (together with any interest thereon, the “Additional Deposit”). The Additional Deposit shall be immediately nonrefundable to Buyer, except as otherwise expressly provided herein. The Initial Deposit and, if made, the Additional Deposit, shall be referred to herein collectively as the “Deposit.” Escrow Holder shall place the Deposit into an interest bearing money market account at a bank or other financial institution reasonably satisfactory to Buyer. All interest from the Deposits shall accrue to the benefit of the Buyer. The Deposits, together with any and all accrued interest, shall be applied toward the Purchase Price at the Closing.

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     2.2. Deposit of the Balance of the Purchase Price at Closing. In accordance with Section 7 below, Buyer shall deposit into Escrow the balance of the Purchase Price (subject to adjustments and prorations as set forth herein) by wire transfer payable to Escrow Holder.
3. Title to Property. At Closing, title to the Real Property shall be subject to the title exceptions listed on Exhibit A-1 (herein the “Permitted Exceptions”).
4. Due Diligence Items.
     4.1. Seller has delivered to Buyer, to the extent the same exist and are in Seller’s possession, and Buyer hereby acknowledges receipt of, the following items (collectively, and together with the items described in Section 4.2 below, the “Due Diligence Items”):
          4.1.1. Copies of the Contracts;
          4.1.2. Copies of any management or leasing agreements affecting the Property;
          4.1.3. Copies of the real estate and personal property tax statements covering the Property or any portion thereof for each of the two (2) years prior to the current year and, if available, for the current year;
          4.1.4. A schedule of all current or pending litigation with respect to the Property or any portion thereof, if any;
          4.1.5. Operating statements for the most recent two full calendar years and monthly operating statements for the calendar year to date;
          4.1.6. An inventory of the Tangible Personal Property; and
          4.1.7. Copies of the Leases.
     4.2. To the extent in existence and in Seller’s possession, Seller shall make the following available for inspection by Buyer during ordinary business hours at Seller’s management office:
          4.2.1. Any and all site plans; as-built plans; drawings; environmental, mechanical, electrical, structural, soils and similar reports and/or audits; and plans and specifications relative to the Property; and
          4.2.2. Any and all Tenant files, books and records relating to the ownership and operation of the Property.
          4.2.3. Any material written correspondence between Seller, as landlord, and the FBI, as tenant, related to renewal or early termination of the lease between said parties.
     4.3. Within five (5) days of the Effective Date, Seller shall provide to Buyer, to the extent the same exist and are in Seller’s possession, copies of all amendments, modifications and updates to the documents previously disclosed to Buyer, including, but not limited to, lease

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amendments and modifications, contract amendments and modifications, personal property statements and updated operating reports. Buyer’s obligations under this Agreement shall not be subject to Buyer’s review and approval of such documents, if any.
5. Inspections.
     5.1. Buyer has been granted a license to enter and conduct non-invasive feasibility, environmental and physical studies collectively of the Property that Buyer may deem necessary or advisable (the “Inspections”). Buyer has conducted all such Inspections.
     5.2. Buyer agrees to remove all debris and trash resulting from the Inspections and to remove all equipment and other materials used by Buyer or its agents. Buyer and its agents shall take all appropriate measures for the safety of persons and property on the Property and shall comply with all applicable legal requirements. Buyer shall restore any damage to the Property resulting from the Inspections, including, but not limited to, repair of surface openings resulting from tests. Upon Seller’s written request, Buyer shall promptly provide to Seller a copy of Buyer’s reports and test results prepared or furnished in connection with the Inspections. Buyer agrees to promptly discharge any liens that may be imposed against the Property as a result of the Inspections.
     5.3. Buyer shall indemnify, save and hold Seller and Seller’s officers, agents, employees, directors, trustees, invitees, successors and assigns (collectively “Indemnitees”) harmless against all losses, costs, expenses, liabilities, claims, litigation, demands, proceedings and damages (including but not limited to attorney’s fees) suffered or incurred by Seller or any such Indemnitees arising out of and limited to the Inspections, provided that Buyer shall not incur any liability due to its discovery, without exacerbation, of the condition of any “hazardous substances” or other circumstances at the Property. Buyer waives any claims against Seller arising out of the Inspections or this Agreement other than claims that are solely caused by or solely arise from any willful misconduct of Seller. Buyer hereby assumes all responsibility for claims against Seller by the contractors, subcontractors, employees and agents of Buyer other than claims that are caused by or arise from Seller’s sole negligence or willful misconduct.
     5.4. During the term of this Agreement and at all times during which access is available to Buyer, Buyer shall maintain, and shall require its subcontractors and agents to maintain, insurance in form and substance reasonably satisfactory to Seller, with insurance companies reasonably acceptable to Seller, as follows: Comprehensive General Liability or Commercial General Liability Insurance, with limits of not less than One Million Dollars ($1,000,000) combined single limit per occurrence and not less than Two Million Dollars ($2,000,000) on a general aggregate basis, for bodily injury, death and property damage; and Excess (umbrella) liability insurance with liability insurance with limits of not less than Five Million Dollars ($5,000,000) per occurrence. Each policy of insurance required hereunder shall name Seller as an additional insured. Further, each such policy of insurance shall state that such policy is primary and noncontributing with any insurance carried by Seller. Such policy shall contain a provision that the naming of the additional insured shall not negate any right the additional insured would have had as a claimant under the policy if not so named and shall contain severability of interest and cross-liability clauses. A certificate, together with any endorsements to the policy required to evidence the coverage which is to be obtained hereunder,

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shall be delivered to Seller prior to entry on the Property. The certificate shall expressly provide that no less than thirty (30) days prior written notice shall be given Seller in the event of any material alteration to or cancellation of the coverages evidenced by said certificate. A renewal certificate for each of the policies required in this Section shall be delivered to Seller not less than thirty (30) days prior to the expiration date of the term of such policy. Any policies required by the provisions of this Section may be made a part of a blanket policy of insurance with a “per project, per location endorsement” so long as such blanket policy contains all of the provisions required herein and does not reduce the coverage, impair the rights of the other party to this Agreement or negate the requirements of this Agreement.
     5.5. During the course of its performance of the Inspections, Buyer has acquired and will acquire knowledge concerning the Property and Seller, and knowledge of other matters of a sensitive business nature (collectively, “Privileged Information”). Except as described below, neither Buyer nor its agents shall disclose to any third party, publicize or suffer or permit any of their respective employees to so disclose or publicize any such Privileged Information, other than to consultants, attorneys, agents and prospective investors as necessary for Buyer’s inspection and analysis of the Property. In the event that Buyer believes in good faith that it is required by any legal requirement to disclose any such Privileged Information, then Buyer shall immediately notify Seller of such belief and the reasons for such belief. If within ten (10) days after receipt of such notice, Seller advises the party that sent the notice that Seller shall itself disclose the information, then Buyer shall not make such disclosure (unless either such party reasonably believes that it must disclose such information by law). If Buyer reasonably believes that such disclosure is required to be made in less than the ten (10) day period, then the notice to Seller shall so state and Seller’s time to respond will be reduced accordingly.
     5.6. The obligations of Buyer described in this Section 5 shall survive the Closing or any termination of this Agreement.
6. Approval.
     6.1. Buyer has approved and hereby approves the materials described in Section 4 and all Inspections.
     6.2. Notwithstanding anything to the contrary contained in this Agreement, Buyer hereby agrees that, in the event this Agreement is terminated for any reason, Buyer shall promptly, and at its sole expense, return to Seller all Due Diligence Items which have been delivered to Buyer, and, upon Seller written request, deliver to Seller copies of all reports, drawings, plans, studies, summaries, surveys, maps and other data prepared by third parties relating to the Property, subject to restrictions on Buyer’s ability to make any such materials available to Seller that are imposed in any agreement with a third party consultant preparing any such reports or materials (“Buyer’s Reports”); provided, however, that delivery of such copies and information by Buyer shall be without warranty or representation whatsoever, express or implied, including, without limitation, any warranty or representation as to ownership, accuracy, adequacy or completeness thereof or otherwise. Buyer shall cooperate with Seller at no expense to Buyer in order to obtain a waiver of any such restrictions.

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     6.3. On or prior to the expiration of the Financing Contingency, Buyer will designate in a written notice to Seller which Contracts Buyer will assume. At Buyer’s expense, Seller shall terminate the balance of the Contracts by means of a notice of termination to be delivered at or prior to Closing. Taking into account any credits or prorations to be made pursuant to this Agreement for payments coming due after Closing but accruing prior to Closing, Buyer will assume the obligations arising from and after the Closing Date under those Contracts which Buyer has designated will be assumed.
7. Escrow.
     7.1. Instructions. The purchase and sale of the Property shall be consummated through an escrow (“Escrow”) to be opened with Escrow Holder within one (1) business day after the Effective Date. This Agreement shall be considered as the escrow instructions between the parties, with such further instructions as Escrow Holder may reasonably require in order to clarify its duties and responsibilities. If Escrow Holder shall reasonably require further escrow instructions, Escrow Holder may prepare such instructions on its usual form. Such reasonable further instructions shall be promptly signed by Buyer and Seller and returned to Escrow Holder within three (3) business days of receipt thereof. In the event of any conflict between the terms and conditions of this Agreement and such further instructions, the terms and conditions of this Agreement shall control.
     7.2. Closing. Escrow shall close (the “Closing”) on or before the 40th day after the Effective Date, or such earlier date as shall be mutually agreed to by the parties.
     7.3. Buyer Required to Deliver. Buyer shall deliver to Escrow, on or before Closing except as specified in Section 7.3.1, the following:
          7.3.1. On or before 1:00 p.m. Eastern Standard or Daylight Savings Time, as applicable, on the Closing Date, the Purchase Price, subject to the closing adjustments, credits and prorations contemplated hereby; provided, however, that, notwithstanding anything to the contrary in this Agreement, if Buyer fails to make such delivery by 1:00 p.m. Eastern Standard or Daylight Savings Time, as applicable, but nevertheless makes such delivery on the Closing Date, prorations shall be recalculated in accordance with Section 7.7 below and for purposes of prorations, the Closing Date shall be deemed the next business day;
          7.3.2. Two (2) original counterparts executed by Buyer of an assignment and assumption agreement in substantially the form attached hereto as Exhibit B, whereby Seller assigns and conveys to Buyer all of Seller’s right, title and interest in, and Buyer assumes all of Seller’s obligations under, the Leases, the Contracts being assumed and the Permits (the “Assignment and Assumption Agreement”);
          7.3.3. Two (2) original counterparts executed by Buyer of the Buyer’s Closing Statement; and
          7.3.4. Such other documents as Title Company may reasonably require from Buyer in order to issue the Title Policy and to close this transaction;

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     7.4. Seller Required to Deliver. On or before Closing, Seller shall deliver to Escrow (unless otherwise noted) the following:
          7.4.1. A duly executed and acknowledged grant deed, conveying fee title to the Property in favor of Buyer (the “Deed”);
          7.4.2. An executed certificate of non-foreign status;
          7.4.3. A bill of sale of the Personal Property, if any, in favor of Buyer and duly executed by Seller, in substantially the form attached hereto as Exhibit C;
          7.4.4. Two (2) original counterparts executed by Seller of the Assignment and Assumption Agreement;
          7.4.5. Two (2) original counterparts executed by Seller of the Seller’s Closing Statement;
          7.4.6. A letter from Seller, in substantially the form attached hereto as Exhibit E, addressed to each Tenant informing such Tenant of the change in ownership and directing that future rent payments be made to Buyer;
          7.4.7. Seller shall make available at the Property, all keys to all buildings and other improvements located on the Property, combinations to any safes thereon, and security devices therein in Seller’s possession;
          7.4.8. Seller shall make available at the Property all records and files relating to the management or operation of the Property, including, without limitation, all insurance policies, security contracts, tenant files (including correspondence), property tax bills and calculations used to prepare statements of rental increases under the Leases and statements of common area charges, insurance, property taxes and other charges which are paid by tenants of the Real Property;
          7.4.9. Such other documents as Title Company may reasonably require from Seller in order to issue the Title Policy and to close this transaction; and
          7.4.10. To the extent in existence and in Seller’s possession, Seller shall deliver the following to Buyer:
               7.4.10.1. Without warranty, any and all site plans, as-built plans; drawings; environmental, mechanical, electrical, structural, soils and similar reports; and plans and specifications relative to the Property;
               7.4.10.2. Any and all Tenant files, books and records relating to the ownership and operation of the Property;
               7.4.10.3. Copies of any material written correspondence between Seller, as landlord, and any Tenant at the Property; and

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               7.4.10.4. Any and all site and building permits.
     7.5. Buyer’s Costs. Buyer shall pay the following:
          7.5.1. One half (1/2) of Escrow Holder’s fees, costs and expenses;
          7.5.2. The costs of recording the Deed;
          7.5.3. The additional premium for extended coverage title insurance and any endorsements to the Title Policy, if desired by Buyer; and
          7.5.4. All other costs not itemized above which are customarily borne by buyers of real property in the county in which the Property is situated.
     7.6. Seller’s Costs. Seller shall pay the following:
          7.6.1. One half (1/2) of Escrow Holder’s fees, costs and expenses;
          7.6.2. The premium for a standard coverage Title Policy;
          7.6.3. All transfer taxes, if any; and
          7.6.4. All other costs not itemized above which are customarily borne by sellers of real property in the county in which the Property is situated.
     7.7. Prorations.
          7.7.1. Items to be Prorated. The following shall be prorated between Seller and Buyer as of the Closing Date with Seller being deemed the owner of the Property as of the Closing Date:
               7.7.1.1. Taxes and Assessments. All non-delinquent real property taxes, assessments and other governmental impositions of any kind or nature, including, without limitation, any special assessments or similar charges (collectively, “Taxes”), which relate to the tax year within which the Closing occurs based upon the actual number of days in the tax year. With respect to any portion of the Taxes which are payable by any Tenant directly to the authorities, no proration or adjustment shall be made. The proration for Taxes shall be based upon the most recently issued tax bill for the Property, and shall be calculated based upon the maximum early payment discount available. In the event that the most recently issued tax bill for the Property does not relate to the tax year within which the Closing occurs, then the parties shall adjust the proration of Taxes within one hundred eighty (180) days after Buyer receives the tax bill for the tax year within which the Closing occurs; otherwise the proration for Taxes which are made at Closing shall be final and not subject to reproration. Upon the Closing, Buyer shall be responsible for Taxes payable from and after the Closing. In no event shall Seller be charged with or be responsible for any increase in Taxes resulting from the sale of the Property or from any improvements made or leases entered into after the Closing. With respect to all periods for which Seller has paid Taxes, Seller hereby reserves the right to institute or continue any proceeding or proceedings for the reduction of the assessed valuation of the Property, and, in its

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sole discretion, to settle the same. Seller shall have the sole authority to control the progress of, and to make all decisions with respect to, such proceedings but shall provide Buyer with copies of all communications with the taxing authorities. All net tax refunds and credits which are attributable to any period prior to the Closing which Seller has paid or for which Seller has given a credit to Buyer shall belong to and be the property of Seller; provided, however, that any such refunds and credits that are the property of Tenants under Leases shall be promptly remitted by Seller directly to such Tenants or to Buyer for the credit of such Tenants. All net tax refunds and credits attributable to any period subsequent to the Closing shall belong to and be the property of Buyer. Buyer agrees to cooperate with Seller in connection with the prosecution of any such proceedings and to take all steps, whether before or after the Closing, as may be necessary to carry out the intention of this Subsection 7.7.1.1, including the delivery to Seller, upon demand, of any relevant books and records, including receipted tax bills and cancelled checks used in payment of such Taxes, the execution of any and all consent or other documents, and the undertaking of any acts necessary for the collection of such refund by Seller. Buyer agrees that, as a condition to the transfer of the Property by Buyer, Buyer will cause any transferee to assume the obligations set forth herein.
               7.7.1.2. Rents. Buyer will receive a credit at the Closing for all rents collected by Seller prior to the Closing and allocable to the period from and after the Closing based upon the actual number of days in the month. No credit shall be given Seller for accrued and unpaid rent or any other non-current sums due from Tenants until these sums are paid, and Seller shall retain the right to collect any such rent provided Seller does not sue to evict any tenants or terminate any Leases. Buyer shall cooperate with Seller after the Closing to collect any rent under the Leases which has accrued as of the Closing; provided, however, Buyer shall not be obligated to sue any Tenants or exercise any legal remedies under the Leases or to incur any expense over and above its own regular collection expenses. All payments collected from Tenants after the Closing shall first be applied to the month in which the Closing occurs, then to any rent due to Buyer for the period after Closing and finally to any rent due to Seller for the period prior to Closing; payments collected by either party after Closing shall be paid over to the party entitled thereto under this Section 7.7.1.2 within five (5) business days after receipt thereof.
               7.7.1.3. CAM Expenses. To the extent that Tenants are reimbursing Seller as landlord under the Leases for common area maintenance and other operating expenses (collectively, “CAM Charges”), CAM Charges shall be prorated at Closing and, as provided below, again subsequent to Closing. Prorations shall be made as of the date of Closing on a lease-by-lease basis with each party being entitled to receive a portion of the CAM Charges payable under each Lease for the CAM Lease Year (as hereinafter defined) in which Closing occurs, which portion shall be equal to the actual CAM Charges incurred during the party’s respective periods of ownership of the Property during the CAM Lease Year. As used herein, the term “CAM Lease Year” means the twelve (12) month period as to which annual CAM Charges are owed under each Lease. Five (5) days prior to Closing, Seller shall submit to Buyer an itemization of its actual CAM Charges through such date and the amount of CAM Charges received by Seller as of such date, together with an estimate of CAM Charges to be incurred through the Closing Date. In the event that Seller has received CAM Charges payments in excess of its actually incurred CAM Charges, Buyer shall be entitled to receive a credit against

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the Purchase Price for the excess. In the event that Seller has received CAM Charges payments less than its actual CAM Charges operating expenses, to the extent that the Leases provide for a “true up” at the end of the CAM Lease Year, Seller shall be entitled to receive any deficit, but only after Buyer has received any true up payment from the Tenant. Upon receipt by either party of any CAM Charges true up payment from a Tenant, the party receiving the same shall provide to the other party its allocable share of the “true up” payment within five (5) business days of the receipt thereof.
               7.7.1.4. Operating Expenses. All operating expenses, including all charges under the Contracts which are assumed by Buyer but excluding CAM Charges, shall be prorated, and as to each service provider, operating expenses payable or paid to such service provider in respect to the billing period of such service provider in which the Closing occurs (the “Current Billing Period”), shall be prorated on a per diem basis based upon the number of days in the Current Billing Period prior to the Closing and the number of days in the Current Billing Period from and after the Closing, and assuming that all charges are incurred uniformly during the Current Billing Period. If actual bills for the Current Billing Period are unavailable as of the Closing, then such proration shall be made on an estimated basis based upon the most recently issued bills, subject to readjustment upon receipt of actual bills.
               7.7.1.5. Security Deposits; Prepaid Rents. Prepaid rentals and other tenant charges and security deposits (including any portion thereof which may be designated as prepaid rent) under Leases, if and to the extent that such deposits are in Seller’s actual possession or control and have not been otherwise applied by Seller to any obligations of any Tenants under the Leases, shall be credited against the Purchase Price, and upon the Closing, Buyer shall assume full responsibility for all security deposits to be refunded to the Tenants under the Leases.
               7.7.1.6. Leasing Costs. Seller shall receive a credit at the Closing for all leasing costs, including, without limitation, tenant improvement costs and allowance and its pro-rata leasing commissions previously paid by Seller in connection with any Lease and/or any renewal, expansion and/or other modification of an existing Lease which was entered into after the Effective Date and which is approved or deemed approved by Buyer pursuant to this Agreement, which approval included approval of the tenant improvement costs, along with reasonable attorney’s fees incurred by Seller in negotiating the same. Seller’s pro-rata share shall be equal to a fraction which has as its numerator the number of months left in the base term of the Lease after the Closing and which has as its denominator the number of months in the base term of the Lease. With respect to tenant improvement allowances and leasing commissions due and payable prior to Closing in connection with the current term of Leases in effect as of the Effective Date, Seller shall either pay such costs on or prior to Closing or give Buyer a credit at Closing, and Buyer shall be deemed to have assumed all Lease obligations for which Buyer receives a credit at Closing. Buyer shall not receive a credit for any unexpired rent concessions under the Leases.
               7.7.1.7. Percentage Rent. Any percentage rents due or paid under any of the Leases (“Percentage Rent”) shall be prorated between Buyer and Seller outside of Closing as of the Closing on a Lease-by-Lease basis, as follows; (a) Seller shall be entitled to

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receive the portion of the Percentage Rent under each Lease for the Lease Year in which Closing occurs, which portion shall be the ratio of the number of days of said Lease Year in which Seller was Landlord under the Lease to the total number of days in the Lease Year, and (b) Buyer shall receive the balance of Percentage Rent paid under each Lease for the Lease Year. As used herein, the term “Lease Year” means the twelve (12) month period as to which annual Percentage Rent is owed under each Lease. Upon receipt by either Buyer or Seller of any gross sales reports (“Gross Sales Reports”) and any full or partial payment of Percentage Rent from any tenant of the Property, the party receiving the same shall provide to the other party a copy of the Gross Sales Report and a check for the other party’s prorata share of the Percentage Rent within five (5) days of the receipt thereof. In the event that the Tenant only remits a partial payment, then the amount to be remitted to the other party shall be its prorata share of the partial payment. Nothing contained herein shall be deemed or construed to require either Buyer or Seller to pay to the other party its prorata share of the Percentage Rent prior to receiving the Percentage Rent from the Tenant, and the acceptance or negotiation of any check for Percentage Rent by either party shall not be deemed a waiver of that party’s right to contest the accuracy or amount of the Percentage Rent paid by the Tenant.
          7.7.2. Calculation; Reproration. Prior to Closing the Seller and Escrow Holder shall jointly prepare an estimated closing statement which shall set forth the costs payable under Sections 7.5 and 7.6 and the prorations and credits provided for in Section 7.7.1 and elsewhere in this Agreement. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and adjusted when the information is available in accordance with this subsection. The estimated closing statement as adjusted as aforesaid and approved in writing by the parties shall be referred to herein as the “Closing Statement.” If the prorations and credits made under the Closing Statement shall prove to be incorrect or incomplete for any reason, then either party shall be entitled to an adjustment to correct the same; provided, however, that any adjustment shall be made, if at all, within sixty (60) days after the Closing (except with respect to CAM Charges, in which case such adjustment shall be made within thirty (30) days after the information necessary to perform such adjustment is available), and if a party fails to request an adjustment to the Closing Statement by a written notice delivered to the other party within the applicable period set forth above (such notice to specify in reasonable detail the items within the Closing Statement that such party desires to adjust and the reasons for such adjustment), then the prorations and credits set forth in the Closing Statement shall be binding and conclusive against such party.
          7.7.3. Items Not Prorated. Seller and Buyer agree that (i) on the Closing, the Property will not be subject to any financing arranged by Seller, (ii) none of the insurance policies relating to the Property will be assigned to Buyer, and Buyer shall responsible for arranging for its own insurance effective immediately after the Closing Date; and (iii) utilities, including telephone, electricity, water and gas, shall be read on the Closing Date, and Buyer shall be responsible for all the necessary actions needed to arrange for utilities to be transferred to the name of Buyer immediately after the Closing Date, including the posting of any required deposits, and Seller shall be entitled to recover and retain from the providers of such utilities any refunds or overpayments to the extent applicable to the period prior to the Closing, and any utility deposits which it or its predecessors may have posted. Accordingly, there will be no prorations for debt service, insurance or utilities. In the event a meter reading is unavailable for

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any particular utility, such utility shall be prorated in the manner provided in Section 7.7.2 above.
          7.7.4. Indemnification. Buyer and Seller shall each indemnify, protect, defend and hold the other harmless from and against any claim in any way arising from the matters for which the other receives a credit or otherwise assumes responsibility pursuant to this Section.
          7.7.5. Survival. This Section 7.7 shall survive the Closing.
8. Representations, Warranties, and Covenants.
     8.1. Representations of Seller. Seller hereby represents and warrants as of the date hereof to Buyer as follows:
          8.1.1. Authority of Seller. Each selling entity is a limited liability company duly formed and validly existing under the laws of the State of Delaware. Subject to receipt of the approval described in Section 10.2.2, Seller has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. This Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.
          8.1.2. Foreign Person. Seller is not a “foreign person” within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended (the “Code”).
          8.1.3. Requisite Action. Subject to Section 10.2.2 below, all requisite action (corporate, trust, partnership or otherwise) has been taken by Seller in connection with the entering into this Agreement and the instruments referenced herein, and the consummation of the transaction contemplated hereby.
          8.1.4. Individual Authority. Subject to Section 10.2.2 below, the individuals executing this Agreement and the instruments referenced herein on behalf of Seller and the partners, officers or trustees of Seller, if any, have the legal power, right, and actual authority to bind Seller to the terms and conditions hereof and thereof.
          8.1.5. No Violation of Agreement. Subject to Section 10.2.2 below, the execution, delivery and performance by Seller of this Agreement, and all other agreements, instruments and documents referred to or contemplated herein or therein will not contravene or violate (with or without the giving of notice or the passage of time or both), the Seller’s organizational documents or any judgment, injunction, order, law, rule or regulation applicable to Seller. Subject to Section 10.2.2 below, Seller is not a party to, or subject to or bound by, any judgment, injunction or decree of any court or governmental authority or any lease, agreement, instrument or document which may restrict or interfere with Seller’s performance of this Agreement, or such other leases, agreements, instruments and documents.

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          8.1.6. Hazardous Substances/Storage Tanks. To Seller’s knowledge, except as otherwise set forth in the environmental studies, reports or investigations (i) provided by Seller to Buyer as part of the Due Diligence Items, if any; and (ii) conducted by or on behalf of Buyer as part of the Inspections hereunder, (a) Seller has not received written notice of any uncured violation of any federal, state or local law, ordinance or regulation relating to Hazardous Materials (as hereinafter defined) in, at, or on the Real Property, (b) there are no above or below ground storage tanks at the Property, and (c) Seller has not received written notice that any operations or activities upon, or use or occupancy of, the Property, or any portion thereof, by the Tenants is in violation of any federal, state and locals laws, ordinances or regulations relating Hazardous Materials. The term “Hazardous Materials” shall mean, without limitation, any substance, chemical, waste or other material which is listed, defined or otherwise identified as “hazardous” or “toxic” under any federal, state, local or administrative agency ordinance or law.
          8.1.7. Compliance. To Seller’s knowledge, Seller has received no written notice that the Property violates any applicable laws, rules or regulations.
          8.1.8. No Changes in Agreements. Except as disclosed in the documents provided by Seller to Buyer as part of the Due Diligence Items, to Seller’s knowledge there has been no change or modification to any existing Lease or Contract.
          8.1.9. Possessory Rights. To Seller’s knowledge, at the Closing, no one other than Buyer and the Tenants under the Leases will have any right to possession of the Property, except as set forth in the Permitted Exceptions or otherwise disclosed in writing to the Buyer.
          8.1.10. Mechanic’s Liens. To Seller’s knowledge, Seller has received no written notice of any unsatisfied mechanics’ or materialmens’ liens concerning the Property.
          8.1.11. Actions, Suits or Proceedings. To Seller’s knowledge, except as disclosed in writing by Seller pursuant to Section 4.1.4, Seller has received no written notice of any pending or threatened private or governmental litigation or any order or judgment against Seller relating to the Real Property that might, if adversely determined, result in a material adverse change in the Real Property, its operation or the validity of this Agreement.
          8.1.12. No Tenant Bankruptcy Proceedings. To Seller’s knowledge, except as to The Tribune Company and as otherwise disclosed in the documents delivered by Seller to Buyer as part of the Due Diligence Items, Seller has received no notice that any tenant at the Property is the subject of a bankruptcy or insolvency proceeding. The Tribune Company is a debtor in bankruptcy proceedings.
          8.1.13. No Seller Bankruptcy Proceeding. Seller is not a debtor in any voluntary bankruptcy or insolvency proceeding, and to Seller’s knowledge, it has not received written notice that a petition for involuntary bankruptcy has been filed against Seller.
          In making the foregoing representations and warranties, Seller has not made or undertaken to make any investigation as to factual matters or as to the accuracy or completeness of any representation, warranty, data or any other information related thereto and hereby disclaims liability for any unintentional misstatement. Whenever the term “to Seller’s

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knowledge” or similar language is used herein with respect to the existence or absence of facts, it signifies that Seller has not undertaken any independent investigation of facts, but instead has based Seller’s representation solely upon the current actual knowledge of Michael Anaya, Vice President of Asset Management, who has been the asset manager in charge of the Property since August 2007, and is the employee of Seller most familiar with the Property.
     8.2. Approval of Property; Limitations on Seller Representations and Warranties.
          8.2.1. Except as is specifically provided in Section 8.1 of this Agreement, Seller makes no representations or warranties as to the truth, accuracy, completeness, methodology of preparation or otherwise concerning any engineering or environmental reports, audits, the materials prepared by Seller or any other materials, data or other information whatsoever supplied to Buyer in connection with Buyer’s inspection of the Property. It is the parties’ express understanding and agreement that such materials are provided only for Buyer’s convenience in making its own examination of the Property, and, in doing so, Buyer has relied and shall rely exclusively on its own independent investigation and evaluation of every aspect of the Property and not on any materials supplied by Seller. Except as may be specifically provided elsewhere in this Agreement, Buyer expressly disclaims any intent to rely on any such materials provided to it by Seller in connection with its inspection and agrees that it shall rely solely on its own independently developed or verified information. Except with respect to all obligations in this Agreement (including, without limitation, Seller’s express representations and warranties) that are expressly stated to survive Closing, and the indemnity provisions contained in the documents delivered in connection with the closing of the transactions contemplated by this Agreement (collectively, the “Surviving Obligations”), Buyer hereby releases Seller and its agents, representatives and employees from any and all claims, demands and causes of action, past, present and future that Buyer may have relating to (i) the condition of the Property at any time, before or after the Closing, including, without limitation, the presence of any hazardous materials; or (ii) any other matter pertaining to the Property. This release shall survive the Closing or the termination of this Agreement.
          8.2.2. In the event of any material breach by Seller of any of the preceding representations or warranties or any other provision hereof which is discovered by Buyer prior to Closing, Buyer’s sole remedy shall be either: (i) to give written notice to Seller describing such breach and stating that, if Seller is unable to cure the breach within seven (7) days, this Agreement is terminated; or (ii) waive such material breach and proceed with the Closing. In the event of any material breach by Seller of any of such material representations or warranties or any other material breach by Seller of any other provision of this Agreement or any agreement delivered in connection herewith discovered after Closing, Seller shall be liable only for direct and actual damages suffered by Buyer on account of Seller’s breach, up to the applicable limits described hereunder, and shall in no event be liable for consequential or punitive damages. Any liability of Seller hereunder for breach of any such representations or warranties shall be limited to (a) claims in excess of an aggregate of Fifty Thousand and No/100 Dollars ($50,000); and (b) a maximum aggregate cap of Five Hundred Thousand and No/100 Dollars ($500,000). Written notice of all such claims must be delivered to Seller no later than 180 days after the Closing Date. Seller’s representations and warranties set forth in Section 8.1 and the other Surviving Obligations of Seller, if any, shall survive the Closing for a period of 180 days. Any claim whatsoever against Seller regarding this Agreement, any document or agreement delivered

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hereunder, or the Property or this transaction must be asserted by written notice to Seller within 180 days after the Closing Date and commencement of arbitration pursuant to Section 14.3 below within three hundred sixty five (365) days after the Closing Date, otherwise such claim is forever barred and waived, notwithstanding any longer period that would otherwise be available under any applicable statute of limitations. In no event shall Seller be liable for any indirect or consequential damages on account of Seller’s breach of any representation or warranty contained in this Agreement. Additionally, notwithstanding the foregoing, if Buyer becomes aware prior to the Closing that any representation or warranty hereunder is untrue, or any covenant or condition to Closing has not been fulfilled or satisfied (if not otherwise waived by Buyer), and Buyer nonetheless proceeds to close on the purchase of the Property, then Buyer shall be deemed to have irrevocably and absolutely waived, relinquished and released all rights and claims against Seller for any damage or other loss arising out of or resulting from such untrue representation or warranty or such unfulfilled or unsatisfied covenant or condition. Buyer shall be deemed to be aware of any matter (i) regarding which any employee or agent of Buyer has actual knowledge, (ii) which is disclosed in the Due Diligence Items and/or (iii) regarding which Buyer has received written notice, including, without limitation, any matters disclosed in Buyer’s Reports.
          8.2.3. Approval of Property. The consummation of the purchase and sale of the Property pursuant to this Agreement shall be deemed Buyer’s acknowledgement that it has had an adequate opportunity to make such legal, factual and other inspections, inquiries and investigations as it deems necessary, desirable or appropriate with respect to the Property. Such inspections, inquiries and investigations of Buyer shall be deemed to include, but shall not be limited to, any leases and contracts pertaining to the Property, the physical components of all portions of the Property, the physical condition of the Property, such state of facts as an accurate survey, environmental report and inspection would show and the present and future zoning ordinance, ordinances and resolutions. Except as expressly provided in this Agreement and the Closing documents, Buyer shall not be entitled to and shall not rely upon, Seller or Seller’s agents with regard to, and Seller will not make any representation or warranty with respect to: (i) the quality, nature, adequacy or physical condition of the Property including, but not limited to, the structural elements, foundation, roof, appurtenances, access, landscaping, parking facilities or the electrical, mechanical, HVAC, plumbing, sewage or utility systems, facilities or appliances at the Property, if any; (ii) the quality, nature, adequacy or physical condition of soils or the existence of ground water at the Property; (iii) the existence, quality, nature, adequacy or physical condition of any utilities serving the Property; (iv) the development potential of the Property, its habitability or merchantability or the fitness, suitability or adequacy of the Property for any particular purpose; (v) the zoning or other legal status of the Property; (vi) the Property or its operations’ compliance with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions or restrictions of any governmental or quasi-governmental entity or of any other person or entity; (vii) the quality of any labor or materials relating in any way to the Property; or (viii) the condition of title to the Property or the nature, status and extent of any right-of-way, lease, right of redemption, possession, lien, encumbrance, license, reservation, covenant, condition, restriction or any other matter affecting the Property except as expressly set forth in this Agreement. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE CLOSING DOCUMENTS, SELLER HAS NOT, DOES NOT AND WILL NOT MAKE ANY WARRANTIES OR REPRESENTATIONS WITH RESPECT TO THE PROPERTY AND SELLER SPECIFICALLY DISCLAIMS ANY OTHER IMPLIED WARRANTIES OR WARRANTIES ARISING BY OPERATION OF LAW,

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INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF CONDITION, MERCHANTABILITY, HABITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE. FURTHERMORE, SELLER HAS NOT, DOES NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY WITH REGARD TO COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS INCLUDING, BUT NOT LIMITED TO, THOSE PERTAINING TO THE HANDLING, GENERATING, TREATING, STORING OR DISPOSING OF ANY HAZARDOUS WASTE OR SUBSTANCE INCLUDING, WITHOUT LIMITATION, ASBESTOS, PCB AND RADON. BUYER ACKNOWLEDGES THAT BUYER IS A SOPHISTICATED BUYER FAMILIAR WITH THIS TYPE OF PROPERTY AND THAT, SUBJECT ONLY TO THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT AND CLOSING DOCUMENTS, BUYER WILL BE ACQUIRING THE PROPERTY “AS IS AND WHERE IS, WITH ALL FAULTS,” IN ITS PRESENT STATE AND CONDITION, SUBJECT ONLY TO NORMAL WEAR AND TEAR AND BUYER SHALL ASSUME THE RISK THAT ADVERSE MATTERS AND CONDITIONS MAY NOT HAVE BEEN REVEALED BY BUYER’S INSPECTIONS AND INVESTIGATIONS. BUYER SHALL ALSO ACKNOWLEDGE AND AGREE THAT THERE ARE NO ORAL AGREEMENTS, WARRANTIES OR REPRESENTATIONS COLLATERAL TO OR AFFECTING THE PROPERTY BY SELLER, ANY AGENT OF SELLER OR ANY THIRD PARTY. THE TERMS AND CONDITIONS OF THIS SECTION SHALL SURVIVE THE CLOSING, AND NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS. SELLER SHALL NOT BE LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON, UNLESS THE SAME ARE SPECIFICALLY SET FORTH OR REFERRED TO IN THIS AGREEMENT. EXCEPT WITH REGARD TO THE OBLIGATIONS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE REPRESENTATIONS AND WARRANTIES IN SECTION 8.1 HEREOF OR IN THE CLOSING DOCUMENTS, BUYER HEREBY RELEASES SELLER AND ITS AGENTS, REPRESENTATIVES AND EMPLOYEES FROM ANY AND ALL LIABILITY RELATING TO THE CONDITION OF THE PROPERTY BEFORE OR AFTER THE CLOSING AND ANY OTHER MATTER RELATING TO THE PROPERTY, WHETHER KNOWN OR UNKNOWN AT THE TIME OF THE CLOSING.
          8.2.4. Release. Except as expressly set forth in this Agreement to the contrary and except for any claims arising under the express representations, warranties or covenants of Seller under this Agreement or under the indemnity provisions of any document delivered in connection with the Closing, Buyer for itself and its agents, affiliates, successors and assigns, hereby releases and forever discharges Seller, and any party related to or affiliated with Seller and their respective successors and assigns (the “Seller Related Parties”) from and against any and all claims at law or equity which Buyer or any party related to or affiliated with Buyer and their respective successors and assigns (each a “Buyer Related Party”), whether known or unknown at the time of this agreement, which Buyer or a Buyer Related Party has or may have in the future, arising from or related to any matter or thing relating to or in connection with the

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Property, including but not limited to, the documents and information referred to in this Agreement, the Leases and the Tenants, any construction defects, errors or omissions in the design or construction and arising out of the physical, environmental, economic or legal condition of the Property, including, without limitation, any claim for indemnification or contribution arising under the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601, et. seq.) or any similar federal, state or local statute, rule or ordinance relating to liability of property owners or operators for environmental matters. For the foregoing purposes, Buyer hereby specifically waives the provisions of Section 1542 of the California Civil Code and any similar law of any other state, territory or jurisdiction. Section 1542 provides:
     A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.
     BUYER HEREBY SPECIFICALLY ACKNOWLEDGES THAT BUYER HAS CAREFULLY REVIEWED THIS SUBSECTION AND DISCUSSED ITS IMPORT WITH LEGAL COUNSEL AND THAT THE PROVISIONS OF THIS SUBSECTION ARE A MATERIAL PART OF THIS AGREEMENT.
     INITIALS ON BEHALF OF BUYER: /s/ RK
     8.3. Covenants of Seller. Seller hereby covenants as follows:
          8.3.1. At all times from the Effective Date through the Closing Date, Seller shall cause to be in force fire and extended coverage insurance upon the Property and public liability insurance with respect to damage or injury to persons or property occurring on the Property in at least such amounts as are maintained by Seller on the Effective Date.
          8.3.2. Prior to Closing, Seller will not enter into any new lease with respect to the Property, without Buyer’s prior written consent, which shall not be unreasonably withheld. Exercise of a renewal option or expansion option shall not be considered a “new lease” for purposes of this Section 8.3.2. Further, Seller will not modify any existing Lease without first obtaining the written consent of Buyer, which shall not be unreasonably withheld. Buyer shall have five (5) business days in which to approve or disapprove of any new lease for which it has a right to consent. Failure to respond in writing within said time period shall be deemed to be consent.
               8.3.2.1. After expiration or waiver of the Financing Contingency Period but before the Closing Date, and provided that Buyer has removed or waived, or is deemed to have waived, all contingencies to its obligation to close the transaction contemplated herein, if a Tenant either (1) vacates its premises and stops paying rent or (2) provides Seller written notice of Tenant’s intent to vacate its premises and stop paying rent (the Tenant’s premises being referred to in this Section as the “Vacated Space”) before the earlier of (a) the expiration date in the Tenant’s lease (the “Defaulting Lease”) or (b) the early termination date, if any, permitted under the Defaulting Lease, then Seller shall have the option to master lease the

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Vacated Space through the earlier of (i) the expiration date of the Defaulting Lease or (ii) the early termination date, if any, permitted under the Defaulting Lease, on the same terms as the Defaulting Lease, except that Seller may, subject to Buyer’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, assign the master lease or sublet all or a portion of the Vacated Space. Seller shall promptly notify Buyer in writing if any Tenant vacates its premises and stops paying rent or provides Seller written notice of its intent to vacate its premises and stop paying rent prior to the Defaulting Lease expiration date or any early termination date permitted therein, and shall have fifteen (15) business days thereafter, but in all events prior to Closing, to elect to master lease the Vacated Space as provided above. If Seller gives no notice of its election to master lease the Vacant Space, then Seller shall be deemed to have elected to not master lease the Vacated Space. If Seller elects, or is deemed to have elected, to not master lease the Vacated Space, then Buyer shall have the right, as its sole and exclusive remedy, to terminate this Agreement by written notice to Seller given within ten (10) days thereafter, but in all events prior to Closing, in which case the Deposit, less one-half (1/2) of any escrow cancellation fee, shall be returned to Buyer upon the return of the Due Diligence Items. If Buyer does not elect to terminate this Agreement, then Buyer shall proceed with the consummation of the transaction contemplated hereby. If Seller elects to master lease the Vacated Space, then Seller shall cooperate with Buyer, at Buyer’s expense, in terminating the Defaulting Lease.
          8.3.3. From the Effective Date through the Closing Date, Seller shall not sell, assign or convey any right, title or interest whatsoever in or to the Property, or create or permit to attach any lien, security interest, easement, encumbrance, charge or condition affecting the Property (other than the Permitted Exceptions) without promptly discharging the same prior to Closing.
          8.3.4. Except as may be necessary for health and safety, Seller shall not, without Buyer’s written approval, (a) amend or waive any right under any Contract; or (b) enter into any agreement of any type affecting the Property that is not terminable on 30 days notice.
          8.3.5. From and after the Effective Date, Seller shall operate the Property in the manner in which Seller has previously operated the Property; provided, however, that Seller shall have no obligation to make any capital improvements.
          8.3.6. From and after the Effective Date, Seller will promptly notify Buyer in writing of any Material Change affecting the Property that becomes known to Seller prior to the Closing. “Material Change” shall mean a material, adverse change in the status of the use, occupancy, tenants, or physical or environmental condition of the Property that occurs after the date of this Agreement and prior to the Closing
9. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows:
     9.1. Buyer is an individual. Buyer has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. This Agreement is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency,

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reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.
     9.2. The execution, delivery and performance by Buyer of this Agreement, and all other agreements, instruments and documents referred to or contemplated herein or therein do not require the consent, waiver, approval, license or authorization of any person or public authority which has not been obtained and do not and will not contravene or violate (with or without the giving of notice or the passage of time or both), the organizational documents of Buyer or any judgment, injunction, order, law, rule or regulation applicable to Buyer. Buyer is not a party to, or subject to or bound by, any judgment, injunction or decree of any court or governmental authority or any lease, agreement, instrument or document which may restrict or interfere with the performance by Buyer of this Agreement, or such other leases, agreements, instruments and documents.
10. Conditions Precedent to Closing.
     10.1. The obligations of Buyer pursuant to this Agreement shall, at the option of Buyer, be subject to the following conditions precedent:
          10.1.1. All of the representations, warranties and agreements of Seller set forth in this Agreement shall be true and correct in all material respects as of the Effective Date, and Seller shall not have on or prior to Closing, failed to meet, comply with or perform in any material respect any conditions or agreements on Seller’s part as required by the terms of this Agreement.
          10.1.2. There shall not exist any material, adverse encumbrance or title defect affecting the Property except for the Permitted Exceptions or matters to be satisfied at Closing.
          10.1.3. Seller shall have obtained and delivered to Buyer estoppel certificates, in accordance with their respective Leases, from Tenants representing seventy percent (70%) of the square feet which are leased and occupied by Tenants as of the Effective Date. Estoppel certificates may be on the form required by the applicable Lease or the form attached hereto as Exhibit D. Unless they disclose material, adverse matters inconsistent with their respective Leases, estoppel certificates shall be deemed to satisfy this condition precedent. With respect to Tenants who are governmental entities, if any, estoppel certificates in the standard form typically provided by such governmental entity shall satisfy this condition precedent. Buyer shall notify Seller within three (3) business days of receipt of a copy of the executed estoppel certificate of its approval or disapproval and the basis of such disapproval, if disapproved. If Buyer disapproves of an estoppel certificate because of a material, adverse matter disclosed therein which is inconsistent with its Lease, and Seller is unable to obtain a reasonably acceptable estoppel certificate prior to the Closing, this Agreement shall terminate upon Buyer’s written notice to Seller and return of the Due Diligence Items, Buyer shall be entitled to a refund of the Deposit and neither party shall have any further obligation to the other except Buyer’s indemnification obligations under Section 5. Notwithstanding anything to the contrary in this Section, Seller shall have the right, in Seller’s sole and absolute discretion, but not the obligation,

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to cure or otherwise satisfy the basis for Buyer’s disapproval of an estoppel certificate by the payment of money to a particular Tenant.
          10.1.4. Buyer shall have obtained on or before the 15th day following the Effective Date (the “Financing Contingency Period”) a commitment acceptable to Buyer to finance the purchase of the Property. If Buyer fails to give to Seller during this period written notice that this condition has been satisfied or waived (the “Financing Contingency Removal Notice”), then this Agreement shall automatically terminate at the expiration of this period and the Deposit, less one-half (1/2) of any escrow cancellation fee, shall be returned to Buyer upon return of the Due Diligence Items; Buyer’s obligations set forth in Section 5 shall survive such termination.
     10.2. The obligations of Seller under this Agreement shall, at the option of Seller, be subject to the following conditions precedent:
          10.2.1. All of the representations, warranties and agreements of Buyer set forth in this Agreement shall be true and correct in all material respects as of the Effective Date, and Buyer shall not have on or prior to Closing, failed to meet, comply with or perform in any material respect any conditions or agreements on Buyer’s part as required by the terms of this Agreement.
          10.2.2. Seller shall have received approval of the sale from all entities comprising Seller no later than five (5) business days after the Effective Date.
     10.3. If any such condition is not fully satisfied by Closing, the party in whose favor the condition runs shall notify the other party and may terminate this Agreement by written notice (in all events such written notice shall be given prior to Closing) whereupon this Agreement may be canceled, and upon return of the Due Diligence Items, the Deposit shall be paid to Buyer and, thereafter, neither Seller nor Buyer shall have any continuing obligations hereunder except as otherwise expressly set forth herein; provided, however, that if Buyer notifies Seller of a failure to satisfy the conditions precedent set forth in Section 10.1, Seller may, within five (5) days of receipt of Buyer’s notice agree to satisfy the condition by written notice to Buyer, and Buyer shall thereupon be obligated to close the transaction contemplated hereby provided Seller so satisfies such condition.
11. Damage or Destruction Prior to Closing. In the event that the Property should be damaged by any casualty prior to the Closing, then if the cost of repairing such damage, as reasonably estimated by Seller, is:
     11.1. Less than Two Hundred Fifty Thousand and No/100 Dollars ($250,000), the Closing shall proceed as scheduled, any insurance proceeds shall be assigned or distributed to Buyer to the extent not expended by Seller for restoration, and the Purchase Price payable at Closing shall be reduced by the amount equal to the deductible, if any, under Seller’s property insurance policy; or if said cost is:
     11.2. Equal to or greater than Two Hundred Fifty Thousand and No/100 Dollars ($250,000), then Buyer may elect to terminate this Agreement, in which case upon return of the

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Due Diligence Items the Deposit shall be returned to Buyer and neither party shall have any further obligation to the other, except for Buyer’s indemnification obligations under Section 5. If Buyer does not elect to terminate this Agreement in accordance with the foregoing, any insurance proceeds shall be assigned or distributed to Buyer to the extent not expended by Seller for restoration and the Purchase Price payable at Closing shall be reduced by the amount equal to the deductible, if any, under Seller’s property insurance policy.
12. Eminent Domain. If, before the Closing, proceedings are commenced for the taking by exercise of the power of eminent domain of all or a material part of the Property which, as reasonably determined by Buyer, would render the Property unacceptable to Buyer or unsuitable for Buyer’s intended use, Buyer shall have the right, by giving notice to Seller within thirty (30) days after Seller gives notice of the commencement of such proceedings to Buyer, to terminate this Agreement, in which event this Agreement shall terminate, the Deposit shall be returned to Buyer upon return of the Due Diligence Items and neither party shall have any further obligation to the other except for Buyer’s indemnification under Section 5. If, before the Closing, proceedings are commenced for the taking by exercise of the power of eminent domain of less than such a material part of the Property, or if Buyer has the right to terminate this Agreement pursuant to the preceding sentence but Buyer does not exercise such right, then this Agreement shall remain in full force and effect and, at the Closing, the condemnation award (or, if not therefore received, the right to receive such portion of the award) payable on account of the taking shall be transferred in the same manner as title to the Property is conveyed. Seller shall give notice to Buyer within three (3) business days after Seller’s receiving notice of the commencement of any proceedings for the taking by exercise of the power of eminent domain of all or any part of the Property.
13. Notices. All notices, demands and other communications of any type given by any party hereunder, whether required by this Agreement or in any way related to the transaction contracted for herein, shall be void and of no effect unless given in accordance with the provisions of this Section. All notices shall be in writing and shall be delivered (i) by courier; (ii) by Federal Express or other nationally recognized overnight delivery service; (iii) by facsimile; or (iv) by e-mail. Notices delivered by facsimile or e-mail must be followed by confirmation via Federal Express or other nationally recognized overnight delivery service. Notices shall be deemed received (i) if by courier, upon delivery or refusal of same; (ii) if by Federal Express or other nationally recognized overnight delivery service, the business day following deposit; (iii) if by facsimile, upon confirmation of transmission; and (iv) immediately following e-mail transmission. Any notice received on a non-business day or after 5:00 p.m. Pacific Time on a business day shall be deemed received on the next business day. Notices shall be given to the following addresses:

Seller:	David Mellor, Senior Vice President of Dispositions
Grubb & Ellis Realty Investors, LLC
1551 N. Tustin Avenue, Suite 200
Santa Ana, California 92705
Phone: (714) 667-8252
Facsimile: (714) 918-9102
E-mail: david.mellor@grubb-ellis.com

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With Required Copy to:	Tracy Liu Grubb & Ellis Realty Investors, LLC 1551 N. Tustin Ave. #200 Santa Ana, CA 92705 (714) 667-8252 (714) 918-9138 fax Tracy.Liu@Grubb-Ellis.com

With Required Copy to:	John D. Guinasso Schwabe, Williamson & Wyatt, P.C. 1211 SW Fifth Avenue, Suite 2000 Portland, OR 97204 (503) 796-2971 (503) 796-2900 fax JGuinasso@Schwabe.com

Buyer:	Robert Ko 1151 W. Arrow Highway Azusa, CA 91702 Phone: (626) 969-7277 Facsimile: (626) 633-1107 E-mail: rhko888@yahoo.com

With Required Copy to:	Mandy Zhang, Esq. Gibbs, Giden, Locher, Turner & Senet LLP 1880 Century Park East, 12th Floor Los Angeles, CA 90067 Phone: (310) 552-3400 Facsimile: (310) 552-0805 E-mail: mzhang@gglts.com
14. Remedies.
     14.1. Defaults by Seller. This Section 14.1 shall not apply to breaches of representations and warranties, which shall be governed by Section 8.2.2. above. If there is any default by Seller under this Agreement, following notice to Seller and seven (7) days, during which period Seller may cure the default, Buyer may, as it sole option, elect to either (i) declare this Agreement terminated in which case the Deposit shall be returned to Buyer upon the return of the Due Diligence Items; or (ii) treat this Agreement as being in full force and effect and bring an action against Seller for specific performance.
     14.2. Defaults by Buyer. If there is any default by Buyer under this Agreement, following notice to Buyer and seven (7) days, during which period Buyer may cure the default, then Seller may, as its sole remedy, declare this Agreement terminated, in which case the Deposit shall be paid to Seller as liquidated damages and each party shall thereupon be relieved of all further obligations and liabilities, except any which survive termination. Notwithstanding the foregoing, Buyer’s right to cure shall not be applicable to a failure to close and the Closing shall

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in no event be extended pursuant to this Section. In the event this Agreement is terminated due to the default of Buyer hereunder, Buyer shall deliver to Seller, at no cost to Seller, the Due Diligence Items and, if requested in writing by Seller, any or all of Buyer’s Reports.
     14.3. ARBITRATION OF DISPUTES. ANY CLAIM, CONTROVERSY OR DISPUTE, WHETHER SOUNDING IN CONTRACT, STATUTE, TORT, FRAUD, MISREPRESENTATION OR OTHER LEGAL THEORY, RELATED DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, WHENEVER BROUGHT AND WHETHER BETWEEN THE PARTIES TO THIS AGREEMENT OR BETWEEN ONE OF THE PARTIES TO THIS AGREEMENT AND THE EMPLOYEES, AGENTS OR AFFILIATED BUSINESSES OF THE OTHER PARTY, SHALL BE RESOLVED BY ARBITRATION AS PRESCRIBED IN THIS SECTION. THE FEDERAL ARBITRATION ACT, 9 U.S.C. §§ 1-15, NOT STATE LAW, SHALL GOVERN THE ARBITRABILITY OF ALL CLAIMS, AND THE DECISION OF THE ARBITRATOR AS TO ARBITRABILITY SHALL BE FINAL.
     A SINGLE ARBITRATOR WHO IS A RETIRED FEDERAL OR CALIFORNIA JUDGE SHALL CONDUCT THE ARBITRATION UNDER THE THEN CURRENT RULES OF THE AMERICAN ARBITRATION ASSOCIATION (THE “AAA”). THE ARBITRATOR SHALL BE SELECTED BY MUTUAL AGREEMENT ON THE ARBITRATOR WITHIN THIRTY (30) DAYS OF WRITTEN NOTICE BY ONE PARTY TO THE OTHER INVOKING THIS ARBITRATION PROVISION, IN ACCORDANCE WITH AAA PROCEDURES FROM A LIST OF QUALIFIED PEOPLE MAINTAINED BY THE AAA, JAMS OR A SIMILAR ALTERNATIVE DISPUTE RESOLUTION SERVICE. THE ARBITRATION SHALL BE CONDUCTED IN SANTA ANA, CALIFORNIA AND ALL EXPEDITED PROCEDURES PRESCRIBED BY THE AAA RULES SHALL APPLY.
     THERE SHALL BE NO DISCOVERY OTHER THAN THE EXCHANGE OF INFORMATION WHICH IS PROVIDED TO THE ARBITRATOR BY THE PARTIES. THE ARBITRATOR SHALL HAVE AUTHORITY ONLY TO GRANT SPECIFIC PERFORMANCE AND TO ORDER OTHER EQUITABLE RELIEF AND TO AWARD COMPENSATORY DAMAGES, BUT SHALL NOT HAVE THE AUTHORITY TO AWARD PUNITIVE DAMAGES OR OTHER NONCOMPENSATORY DAMAGES OR ANY OTHER FORM OF RELIEF. THE ARBITRATOR SHALL AWARD TO THE PREVAILING PARTY ITS REASONABLE ATTORNEYS’ FEES AND COSTS AND OTHER EXPENSES INCURRED IN THE ARBITRATION, EXCEPT THE PARTIES SHALL SHARE EQUALLY THE FEES AND EXPENSES OF THE ARBITRATOR. THE ARBITRATOR’S DECISION AND AWARD SHALL BE FINAL AND BINDING, AND JUDGMENT ON THE AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF.
15. Assignment. Buyer may assign its rights under this Agreement to an entity in which Buyer has a legally controlling interest; provided, however, that Buyer shall have no such right unless a written assignment is delivered to Seller no later than seven (7) business days before the Closing Date; and further provided that no such assignment shall relieve Buyer of its obligations hereunder.

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16. Interpretation and Applicable Law. This Agreement shall be construed and interpreted in accordance with the laws of the state in which the Real Property is located. Where required for proper interpretation, words in the singular shall include the plural; the masculine gender shall include the neuter and the feminine, and vice versa. The terms “successors and assigns” shall include the heirs, administrators, executors, successors, and assigns, as applicable, of any party hereto.
17. Amendment. This Agreement may not be modified or amended, except by an agreement in writing signed by the parties. The parties may waive any of the conditions contained herein or any of the obligations of the other party hereunder, but any such waiver shall be effective only if in writing and signed by the party waiving such conditions and obligations.
18. Attorney’s Fees. In the event it becomes necessary for either party to file a suit or arbitration to enforce this Agreement or any provisions contained herein, the prevailing party shall be entitled to recover, in addition to all other remedies or damages, reasonable attorneys’ fees and costs of court incurred in such suit or arbitration, including those related to any appeal or review.
19. Entire Agreement; Survival. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith. No representation, warranty, covenant, agreement or condition not expressed in this Agreement, if any, shall be binding upon the parties hereto nor shall they affect or be effective to interpret, change or restrict the provisions of this Agreement. All of the obligations of the parties hereunder and all other provisions of this Agreement shall be deemed to have merged into the Deed and shall be extinguished at Closing or the earlier termination of this Agreement, except as expressly provided herein.
20. Multiple Originals; Counterparts; Signatures. The parties may execute numerous originals of this Agreement. Each such executed Agreement and copies of the same shall have the full force and effect of an original executed instrument. This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute the entire Agreement. Signatures transmitted by facsimile or e-mail shall be treated as originals in all respects for purposes of executing this Agreement, any amendments hereto and any notices delivered hereunder.
21. Time of the Essence; Business Day Convention. Time is of the essence of this Agreement. Except as provided in Section 7.3.1, time periods hereunder shall be deemed to expire at 5:00 p.m. Pacific Standard or Daylight Savings Time, as applicable. If the final date of any period falls upon a Saturday, Sunday or legal holiday under Federal law, the laws of the State in which the Real Property is located or the laws of the State of California, then in such event the expiration date of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday under Federal law, the laws of the State in which the Real Property is located or the State of California.
22. Real Estate Commission. Seller and Buyer each represent and warrant to the other that neither Seller nor Buyer has contracted or entered into any agreement with any real estate broker,

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agent, finder or any other party in connection with this transaction, and that neither party has taken any action which would result in any real estate broker’s, finder’s or other fees or commissions being due and payable to any party with respect to the transaction contemplated hereby, except that Seller has contracted with Voit Commercial Brokerage (“Voit”) as its broker and Buyer has contracted with NAI Capital as its broker. Seller shall be responsible to pay the commission due to Voit per a separate agreement, if Closing occurs. Seller shall pay to NAI Capital a brokerage fee of one percent (1%) of the Purchase Price paid at Closing. Each party hereby indemnifies and agrees to hold the other party harmless from any loss, liability, damage, cost or expense (including reasonable attorneys’ fees) resulting to the other party by reason of a breach of the representation and warranty made by such party in this Section 22.
23. Exchange. Seller (or, if applicable, each entity comprising Seller) reserves the right to structure the sale of the Property as a like kind exchange pursuant to Section 1031 of the Code. In such event, Seller shall have the right to assign its interest in this Agreement to a qualified exchange intermediary of its choosing to effect such exchange. Buyer shall sign a customary assignment and/or notice of assignment, however, such assignment shall at no cost or expense to Buyer and shall not otherwise affect the term of this Agreement.
24. Confidentiality. Buyer agrees that, prior to the closing, all Property information received by Buyer shall be kept confidential as provided in this Section 24. Without the prior written consent of Seller, prior to the Closing, the Property information shall not be disclosed by Buyer or its representatives, in any manner whatsoever, in whole or in part, except (i) to Buyer’s representatives who need to know the Property information for the purpose of evaluating the Property and who are informed by Buyer of the confidential nature of the Property information; (ii) as may be necessary for Buyer or Buyer’s representatives to comply with applicable laws, including, without limitation, governmental, regulatory, disclosure, tax and reporting requirements; to comply with other requirements and requests of regulatory and supervisory authorities and self-regulatory organizations having jurisdiction over Buyer or Buyer’s representatives; to comply with regulatory or judicial processes; or to satisfy reporting procedures and inquiries of credit rating agencies in accordance with customary practices of Buyer or its affiliates; and (iii) to prospective tenants of the Property.
25. Parties Not Bound. Delivery of drafts of this Agreement, and all discussions and written communications regarding drafts of this Agreement, are preliminary discussions only and shall not serve as the basis for any claim of any kind between the parties including any claim of reliance, estoppel, breach of good faith or breach of contract. Neither party is bound unless and until a fully executed Agreement is delivered by both parties.
[Remainder of Page Intentionally Left Blank]

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SIGNATURE PAGE FOR AGREEMENT FOR PURCHASE AND SALE
For Property Located At:
901 Civic Center Drive
Santa Ana, California

SELLER:

NNN VF 901 CIVIC, LLC, a Delaware limited liability company

By:	Grubb & Ellis Realty Investors, LLC, a Virginia limited liability company, Its Vice President

	By:	/s/ Michael Rispoli
	Name:	Michael Rispoli
	Title:	Chief Financial Officer

NNN 901 CIVIC, LLC, a Delaware limited liability company

By:	Grubb & Ellis Realty Investors, LLC, a Virginia limited liability company, Its Manager

	By:	/s/ Michael Rispoli
	Name:	Michael Rispoli
	Title:	Chief Financial Officer

EXECUTED on this the 21 day of April, 2009.

BUYER:

/s/ Robert Ko

Robert Ko

EXECUTED on this the 21 day of April, 2009.

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CONSENT OF ESCROW HOLDER
Escrow Holder hereby agrees to perform its obligations under this Agreement and acknowledges receipt of (a) the Initial Deposit from Buyer in the amount of Two Hundred Fifty Thousand and No/100 Dollars ($250,000) and (b) a fully executed counterparty of this Agreement on this 23 day of April, 2009.

FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ Michele D. Seibold
Name:	Michele D. Seibold
Its:	Sr. Escrow Officer

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